Exhibit 1

30 September 2014

STANDARD & POOR’S REDUCES RATINGS ON CERTAIN BANK HYBRID CAPITAL INSTRUMENTS OF ASIA-PACIFIC (EX JAPAN) BANKS

On 18 September 2014, Standard & Poor’s Ratings Services (S&P) announced a revision to its criteria for assessing the ratings of banks’ hybrid capital instruments. Subsequently, S&P have reviewed the hybrid capital ratings for banks in the Asia-Pacific region (ex Japan).

As a result of this review, S&P have today downgraded certain hybrid capital instrument ratings for securities of Australian banking groups.

S&P’s review has led to a one notch downgrade to Westpac’s Tier 1 hybrid capital instruments. Hybrid capital instruments issued prior to 1 January 2013 (Basel II instruments) are now rated BBB, previously BBB+ and hybrid capital instruments issued post 1 January 2013 (Basel III instruments) are now rated BBB-, previously BBB.

Westpac’s Tier 2 subordinated debt ratings are unchanged.

Westpac’s Issuer Credit Rating remains AA- with a stable outlook and senior unsecured ratings are unchanged.

[ENDS]

For further information

Samantha Stevens Head of Media Relations Ph: 02 8219 8512 Mob: 0400 693 915	Andrew Bowden Head of Investor Relations Ph: 02 8253 4008 Mob: 0438 284 863

Westpac Banking Corporation ABN 33 007 457 141.	1